Exhibit 99.1

               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE

Contact:
Doug Bailey
Rasky Baerlein Strategic Communications
617-443-9933 x339
dbailey@rasky.com


September 24, 2007

                   FIRST IPSWICH BANCORP TO SELL BOSTON OFFICE BUILDING
               Sale of 31-33 State St. Part of long-term business strategy

IPSWICH, MA - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich (FNBI), said today it plans to sell its downtown Boston office building located at 31-33 State St. as part of its long-term strategic plan to refocus priorities and strengthen the institution.

The bank will continue to occupy the space and operate its branch in the Boston building under a long-term lease agreement.

The property, a 10-story, 22,625 sq. ft. office building is located in the heart of Boston's financial district at the corner of Congress and State Streets, will be sold though a "call for offers" process managed exclusively by CB Richard Ellis' Capital Markets Private Client Group.

"The sale and lease back of our Boston building is a logical next step in our ongoing strategic plan," said FNBI president and CEO Russell G. Cole. "FNBI, like many banks, believes that a sale/leaseback arrangement is consistent with good business practices. Quite simply, it allows us to put our money into loans to our customers and not tie it up in real estate."

The building has unique visibility with 2,200 sq. ft. floor plates making it ideal for an owner occupant or boutique professional firm. The building was built in 1895 and is one of the first steel-framed buildings constructed in Boston. An extensive restoration of the building's exterior was just completed. For years it served as the home of Cunard Lines, State Street Bank and Trust Co., and most recently the National Bank of Greece. The bank acquired the property in 2005 and six tenants currently occupy the building.

Additional information and details of the Call for Offers can be requested by contacting Patrick Cavanagh at 617-867-2339, or email:
Patrick.Cavanagh@cbre-ne.com.

The First National Bank of Ipswich is headquartered in Ipswich with a Boston branch located at the corner of Congress and State Streets and six locations North of Boston in Beverly, Essex, Gloucester, Newburyport, and Rowley, MA, and Portsmouth, NH.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Word such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements.

Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, statements regarding new business strategies, the Bank's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on 10-QSB, and other factors detailed from time to time in our filings with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update publicly any forward-looking statement, whether as the result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the SEC.

                                       ##